                                                                   EXHIBIT 10.30
                               HEALTHSTREAM, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I
                                  INTRODUCTION

         1.1 Establishment of Plan. HealthStream, Inc., a Tennessee corporation ("HealthStream") with its principal offices located in Nashville, Tennessee, adopts the following employee stock purchase plan for its eligible employees. This Plan shall be known as the HealthStream, Inc. Employee Stock Purchase Plan.

         1.2 Purpose. The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become stockholders of HealthStream. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.

         1.3 Qualification. This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under
Section 423 of the Code and is intended to comply with the provisions thereof, including the requirement of Section 423(b)(5) of the Code that all Employees granted options to purchase Stock under the Plan have the same rights and privileges with respect to such options.

         1.4 Rule 16b-3 Compliance. This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.


                                   ARTICLE II
                                   DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below:

         2.1 Board of Directors. The Board of Directors of HealthStream.

         2.2 Closing Market Price. The closing price of the Stock as reported in the NASDAQ National Market System on the date specified; or if no sales occurred on such day, at the mean between the closing "bid" and "asked" prices on such day; but if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on NASDAQ's National Market System, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

         2.3 Code. The Internal Revenue Code of 1986, as amended from time to time.

         2.4 Commencement Date. The first day of each Option Period. The first Commencement Date shall be March 30, 2000.

         2.5 Contribution Account. As set forth in Article V, the account established on behalf of a Participant to which shall be credited the amount of the Participant's contribution.

         2.6 Effective Date. March 14, 2000.

         2.7 Employee. Each employee of an Employer except:

             (a) any employee whose customary employment is twenty (20) hours per week or less, or

             (b) any employee whose customary employment is for not more than five months in any calendar year.

         2.8 Employer. HealthStream and any United States corporation which is a Subsidiary of HealthStream (except for a Subsidiary which by resolution of the Board of Directors is expressly not authorized to become a participating Employer). The term "Employer" shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided that the surviving or transferee corporation would qualify as a Subsidiary under Section 2.19 and such corporation does not affirmatively disavow this Plan.

         2.9 Exercise Date. The last trading date of each Option Period on the NASDAQ National Market System.

         2.10 Exercise Price. The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

         2.11 Five-Percent Shareholder. An Employee who, immediately after an option is granted to purchase Stock under this Plan, owns five percent (5%) or more of the total combined voting power or value of all classes of stock of an Employer. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, warrants or other convertible securities, as well as stock attributed to the Employee from members of his family or otherwise under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but treasury shares and shares of stock which may be issued under options, warrants or other convertible securities shall not be counted in the total of outstanding shares in the denominator.

         2.12 Grant Date. The first trading date of each Option Period on the NASDAQ National Market System.

         2.13 Option Period. Successive periods of twelve (12) months commencing on the first Commencement Date and on April 1 in each succeeding year.

         2.14 Participant. Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

         2.15 Plan. HealthStream, Inc. Employee Stock Purchase Plan.

         2.16 Plan Administrator. The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan.

         2.17 Stock. Those shares of common stock of HealthStream which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

         2.18 Subsidiary. Any United States corporation (other than HealthStream) in an unbroken chain of corporations beginning with HealthStream if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty-one percent (51%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.



                                   ARTICLE III
                              SHAREHOLDER APPROVAL

         3.1 Shareholder Approval Required. This Plan must be approved by the shareholders of HealthStream within the period beginning twelve (12) months before and ending twelve (12) months after its adoption by the Board of Directors.

         3.2 Shareholder Approval for Certain Amendments. Without the approval of the shareholders of HealthStream, no amendment to this Plan shall increase the number of shares reserved under the Plan, other than as provided in Section
10.3. Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of HealthStream and with Tennessee law prescribing the method and degree of shareholder approval required for issuance of corporate stock or options.


                                   ARTICLE IV
                          ELIGIBILITY AND PARTICIPATION

         4.1 Conditions. Each Employee shall become eligible to become a Participant for each Option Period on its Commencement Date if such Employee has been employed by the Employer for a continuous period (as determined in accordance with Section 1.421-7(h)(2) of the Treasury Regulations as in effect on the Effective Date) at least thirty (30) days prior to the Commencement Date. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Stock under the Plan.

         4.2 Application for Participation. Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, Employee shall complete such form and file it with Employer no later than thirty (30) days prior to the next Commencement Date or, in the case of the first Commencement Date, no later than March 28, 2000. The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of fifteen percent (15%) of base pay specified in Section 5.1). If any Employee does not elect to participate in any given Option Period, such Employee may elect to participate on any future Commencement Date so long as such Employee continues to meet the eligibility requirements.

         4.3 Date of Participation. All Employees who elect to participate shall be enrolled in the Plan commencing with the first day of the Option Period following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

         4.4 Acquisition or Creation of Subsidiary. If the stock of a corporation is acquired by HealthStream or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. In the case of an acquisition, credit shall be given to Employees of the acquired Subsidiary for service with such corporation prior to the acquisition for purposes of satisfying the requirement of Section 4.1 of thirty (30) days continuous employment. Notwithstanding the foregoing, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a Commencement Date other than the first Commencement Date after the acquisition or creation, or (iii) attach any condition whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such condition would not comply with Section 423 of the Code.



                                    ARTICLE V
                              CONTRIBUTION ACCOUNT

         5.1 Employee Contributions. The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant's compensation an after-tax amount during each monthly payroll period not less than fifty dollars ($50.00), nor more than an amount which is fifteen percent (15%) of the Participant's base pay on the Commencement Date. Base pay includes the Participant's wages and salary, but does not include overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. Base pay is not reduced by the Participant's elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code, or elective deferrals to a nonqualified deferred compensation plan. The dollar amount deducted each payday shall be credited to the Participant's Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on a Commencement Date. No interest will accrue on any contributions or on the balance in a Participant's Contribution Account.

         5.2 Modification of Contribution Rate. No change shall be permitted in a Participant's amount of withholding except upon a Commencement Date, and then only if the Participant files a new enrollment form with the Employer at least thirty (30) days in advance of the Commencement Date designating the desired withholding rate. Notwithstanding the foregoing, a Participant may notify the Employer at any time that the Participant wishes to discontinue the Participant's contributions (except during the last fifteen (15) days of the Option Period). This notice shall be in writing and on such forms as provided by the Employer and shall become effective as of a date provided on the form not more than five (5) days following its receipt by the Employer. The Participant shall become eligible to recommence contributions on the next Commencement Date.

         5.3 Withdrawal of Contributions. A Participant may elect to withdraw the balance of his Contribution Account at any time during the Option Period prior to the Exercise Date (except during the last fifteen (15) days of the Option Period). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution Account. This election to withdraw must be in writing on such forms as may be provided by the Employer. If contributions are withdrawn in this manner, further contributions during that Option Period will be discontinued in the same manner as provided in Section 5.2, and the Participant shall become eligible to recommence contributions on the next Commencement Date.

         5.4 Lump Sum Contributions. Subject to the limitations described in
Section 5.5, a Participant who has not discontinued his contributions pursuant to Section 5.2 or elected to withdraw his contributions pursuant to Section 5.3 may make no more than one (1) lump sum contribution during each Option Period. These lump sum contributions shall be paid by check by the Participant, delivered at least fifteen (15) days prior to the Exercise Date, and shall be credited to the Participant's Contribution Account.

         5.5 Limitations on Contributions. During each Option Period, the total contributions by a Participant to his Contribution Account (including both contributions by payroll deduction pursuant to Section 5.1 and lump sum contributions pursuant to Section 5.4) shall not exceed fifteen percent (15%) of the Participant's base pay for the Option Period. If a Participant's total contributions should exceed this limit, the excess shall be returned to the Participant after the end of the Option Period, without interest.



                                   ARTICLE VI
                        ISSUANCE AND EXERCISE OF OPTIONS

         6.1 Reserved Shares of Stock. HealthStream shall reserve one million (1,000,000) shares of Stock for issuance upon exercise of the options granted under this Plan.

         6.2 Issuance of Options. On the Grant Date each Participant shall be granted an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the maximum limit specified in Section 6.6(a) and (b). All such options shall be automatically exercised on the following Exercise Date, except for options which are canceled when a Participant withdraws the balance of his Contribution Account or which are otherwise terminated under the provisions of this Plan.

         6.3 Determination of Exercise Price. The Exercise Price of the options granted under this Plan for any Option Period shall be the lesser of:

             (a) eighty-five percent (85%) of the Closing Market Price of the
                 Stock on the Exercise Date;

             (b) eighty-five percent (85%) of the Closing Market Price of the
                 Stock on the Grant Date.

         6.4 Purchase of Stock. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all his contribution shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of whole shares of Stock determined by dividing the Exercise Price into the balance of the Participant's Contribution Account. Any money remaining in a Participant's Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Option Period along with new contributions in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to such Participant in cash.

         6.5 Terms of Options. Options granted under this Plan shall be subject to such amendment or modification as the Employer shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Employer shall from time to time approve and deem necessary; provided, however, that any such provisions shall comply with Section 423 of the Code.

         6.6 Limitations on Options. The options granted hereunder are subject to the following limitations:

             (a) The maximum number of shares of Stock which may be purchased by any Participant on an Exercise Date shall be 2,500 shares. This maximum number of shares shall be adjusted upon the occurrence of an event described in Section 10.3.

             (b) No Participant shall be permitted to accrue the right to purchase during any calendar year Stock under this Plan (and any other plan of the Employer or Subsidiary which is qualified under Section 423 of the Code) having a market value in excess of $25,000 (as determined on the Grant Date for the Option Period during which each such share of Stock is purchased) as provided in Section 423(b)(8) of the Code.

             (c) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Shareholder.

             (d) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options may be exercised during the Participant's lifetime only by the Participant.

         6.7 Pro-Rata Reduction of Optioned Stock. If the total number of shares of Stock to be purchased under option by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under
Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.

         6.8 State Securities Laws. Notwithstanding anything to the contrary contained herein, HealthStream shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State securities law applicable to the sale of Stock to such Participant. In the event that HealthStream refrains from issuing shares of Stock to any Participant in reliance on this Section, HealthStream shall return to such Participant the amount in such Participant's Contribution Account that would otherwise have been applied to the purchase of Stock.

                                   ARTICLE VII
                          TERMINATION OF PARTICIPATION

         7.1 Termination of Employment. Any Employee whose employment with the Employer is terminated during the Option Period prior to the Exercise Date for any reason except death, disability or retirement at or after age 65 shall cease being a Participant immediately. The balance of that Participant's Contribution Account shall be paid to such Participant as soon as practical after his termination. The option granted to such Participant shall be null and void.

         7.2 Death. If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant's Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant died. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining which is insufficient to purchase a whole share shall be paid to the legal representative.

         7.3 Retirement. If a Participant shall retire from the employment of the Employer at or after attaining age 65, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant retired. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the retired Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining which is insufficient to purchase a whole share shall be paid to the retired Participant.

         7.4 Disability. If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of "disability" in the Employer's long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant became disabled. In the event no election to withdraw is made prior to the Exercise Date, the balance accumulated in the disabled Participant's Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining which is insufficient to purchase a whole share shall be paid to the disabled Participant.



                                  ARTICLE VIII
                               OWNERSHIP OF STOCK

         8.1 Stock Certificates. Certificates for Stock purchased through the exercise of the options granted hereunder shall be issued as soon as practical after the Exercise Date. Certificates may be issued at the request of the Participant (i) in the name of the Participant, (ii) jointly in the name of the Participant and a member of the Participant's family, (iii) in trust to a trustee, (iv) to the Participant as custodian for the Participant's child under the Gift to Minors Act, or (v) to the legal representative of a deceased Participant.

         8.2 Premature Sale of Stock. If a Participant (or former Participant) sells or otherwise disposes of any shares of Stock obtained under this Plan

             (a) prior to two (2) years after the Grant Date of the option under which such shares were obtained; or

             (b) prior to one (1) year after the Exercise Date on which such shares were obtained,

that Participant (or former Participant) must notify the Employer immediately in writing concerning such disposition.

         8.3 Restrictions on Sale. The Plan Administrator may, in its sole discretion, place restrictions on the sale or transfer of shares of Stock purchased under the Plan during any Option Period by notice to all Participants of the nature of such restrictions given in advance of the Commencement Date of such Option Period. The restrictions may prevent the sale, transfer or other disposition of any shares of Stock purchased during the Option Period for a period of up to two years from the Grant Date, subject to such exceptions as the Plan Administrator may determine (e.g., termination of employment with the Employer). Certificates issued pursuant to Section 8.1 for restricted shares shall contain an appropriate legend disclosing the nature and duration of the restriction. Any such restrictions determined by the Plan Administrator shall be applicable equally to all shares of Stock purchased during the Option Period for which the restrictions are first applicable and to all shares of Stock purchased during subsequent Option Periods unless otherwise determined by the Plan Administrator. If the Plan Administrator should change or eliminate the restrictions for a subsequent Option Period, notice of such action shall be given to all Participants.

         8.4 Transfer of Ownership. A Participant who purchases shares of Stock under this Plan shall be transferred at such time substantially all of the rights of ownership of such shares of Stock in accordance with Section 1.421-1(f) of the Treasury Regulations as in effect on the Effective Date. Such rights of ownership shall include the right to vote, the right to receive declared dividends, the right to share in the assets of the Employer in the event of liquidation, the right to inspect the Employer's books and the right to pledge or sell such Stock subject to the restrictions in the Plan.

                                   ARTICLE IX
                          ADMINISTRATION AND AMENDMENT

         9.1 Administration. The Plan Administrator shall (i) administer the Plan, (ii) keep records of the Contribution Account balance of each Participant,
(iii) interpret the Plan, (iv) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration, and (v) determine whether to place restrictions on the sale and transfer of Stock and the nature of such restrictions, as provided in Section 8.3. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants). The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

         9.2 Amendment. The Board of Directors may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant's Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.2 shall become effective until and unless such amendment is approved by the shareholders of HealthStream.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Expenses. The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.

         10.2 No Contract of Employment. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

         10.3 Adjustment Upon Changes in Stock. The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of HealthStream, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.

         10.4 Employer's Rights. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         10.5 Limit on Liability. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of HealthStream or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefore, and any and all liabilities of any and all rights and claims against HealthStream, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.

         10.6 Gender and Number. For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

         10.7 Governing Law. The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Tennessee, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.

         10.8 Severability. If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.


         IN WITNESS WHEREOF, the Employer has adopted this Plan effective March 14, 2000.



Date:  March 16, 2000                HEALTHSTREAM, INC.




                                     Vice President and Corporate Secretary